UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2025

AMAZE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41147	87-3905007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2901 West Coast Highway, Suite 200 Newport Beach, CA	92663
(Address of principal executive offices)	(Zip Code)

888-672-0365

Registrant’s telephone number, including area code

Fresh Vine Wine, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	AMZE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2025, Amaze Holdings, Inc., (the “Company”), entered into an Asset Purchase Agreement (“the Purchase Agreement”) with Food Channel Amaze Company LLC, a wholly-owned subsidiary of the Company (“Purchaser”), Foodchannel.com LLC, a Missouri limited liability company (“Seller”), Solaris Media, Inc., a New York corporation (“Solaris”) and Intuience, LLC, a Missouri limited liability company (“Intuience,” and together with Solaris, the “Owners”). Subject to the terms and conditions of the Purchase Agreement, on November 7, 2025, Purchaser acquired all of the assets of Seller (as more particularly described in the Purchase Agreement, the “Acquired Assets”) related to an online platform for creators and consumers focused on culinary content (the “Business”), including the name “Food Channel” and all intellectual property related to the Business. The aggregate purchase price for the Acquired Assets is $650,000, payable in the form of a convertible promissory note (the “Convertible Note”) by the Company. The Convertible Note accrues interest at a rate of 4% per annum and is convertible at any time after issuance at a conversion price of $0.76 per share. On January 6, 2026, the outstanding principal amount and any accrued and unpaid interest on the Convertible Note will convert into shares of the Company’s common stock at a conversion price equal to $0.76 per share. The purchase price is subject to a 10% holdback for indemnification claims for twelve months following the closing date.

The Purchase Agreement includes customary representations and warranties and covenants tailored to the Acquired Assets, including non-competition and non-solicitation covenants. The Purchase Agreement also contains customary indemnification provisions pursuant to which the parties agree to indemnify each other for certain matters, including, among other things, breaches of representations, warranties and covenants. Also in connection with the Purchase Agreement, certain principals of the Seller have entered into consulting arrangements with Purchaser to perform services related to the Business.

The foregoing description of the Purchase Agreement and the Convertible Note is qualified in its entirety by reference to the full text of such documents, which are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference. The securities described herein were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering.

Item 7.01 Regulation FD Disclosure.

On November 12, 2025, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On November 7, 2025, the Company undertook strategic cost-cutting measures due to AI improvements that resulted in reductions in the Company’s workforce, representing approximately 30% of the Company’s workforce. This reduction in workforce is anticipated to result in labor cost savings of approximately $215,000 per month beginning in December 2025. The Company does not expect to incur any material charges or cash expenditures in connection with the workforce reduction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement dated November 7, 2025 by and among Amaze Holdings, Inc., Food Channel Amaze Company LLC, Foodchannel.com LLC, Intuience LLC and Solaris Media, Inc.
10.2	Form of Convertible Promissory Note
99.1	Press Release dated November 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2025

AMAZE HOLDINGS, INC.

	By:	/s/ Aaron Day
	Name:	Aaron Day
	Title:	Chief Executive Officer